Exhibit 99.1

Sanchez Energy Corporation

Unaudited Pro Forma Combined Financial Information

On June 30, 2014, Sanchez Energy Corporation (the “Company”) completed its previously announced acquisition of assets in the Eagle Ford Shale in South Texas from SWEPI LP and Shell Gulf of Mexico Inc. (collectively “Shell”, and the assets purchased in such acquisition the “Catarina Assets”) for an aggregate adjusted purchase price of approximately $557.1 million. The effective date of the transaction was January 1, 2014. The purchase price was funded with a portion of the proceeds from the issuance of the $850 million senior unsecured 6.125% notes due 2023 (the “ Notes”) and cash on hand.

On March 31, 2015, SEP Holdings III, LLC, a wholly owned subsidiary of the Company (the “Seller”), completed a transaction under a Purchase and Sale Agreement (the “Purchase Agreement”) with Sanchez Production Partners LP (“SPP” or the “Partnership”) and SPP’s wholly owned subsidiary, SEP Holdings IV, LLC (the “Buyer”). The Purchase Agreement relates to the sale by the Seller to the Buyer of escalating amounts of partial working interests in 59 wellbores at existing producing intervals in the non-operated Palmetto Field in the Eagle Ford with proved reserves of approximately 5.2 MMBOE (the “Palmetto Sale”).  The aggregate average working interest percentage initially being conveyed is 18.25% per wellbore and, upon January 1 of each subsequent year after the closing, the Buyer’s working interest will automatically increase (and the Seller’s will correspondingly decrease) in incremental amounts until January 1, 2019, at which point the Buyer will own a 47.5% working interest and the Seller will own a 2.5% working interest in each of the wellbores.  In exchange for these assets, the Buyer paid to the Seller consideration consisting of $83.0 million (approximately $81.6 million as adjusted) cash paid to the Seller by the Buyer and 1,052,632 common units of the Partnership valued at approximately $2.0 million issued to the Seller, subject to post-closing adjustments. Also, in anticipation of the transaction, the Company entered into certain gas and oil hedging transactions related to the production of the wellbores with the Royal Bank of Canada.  As part of the closing, the Company novated these hedges to SPP and the purchase price was adjusted upward to account for amounts the Company had paid under these hedges. The effective date of the sale was January 1, 2015.

The following unaudited pro forma combined financial information is based on the historical consolidated financial statements of the Company adjusted to reflect the acquisition of the Catarina Assets and the Palmetto Sale.  The Company’s historical consolidated balance sheet as of December 31, 2014, has been adjusted to reflect the pro forma effect of the Palmetto Sale as if it had occurred on December 31, 2014.  The Company’s historical consolidated statement of operations for the year ended December 31, 2014 has also been adjusted to give pro forma effect to the acquisition of the Catarina Assets and the Palmetto Sale as if they had occurred on January 1, 2014. The unaudited pro forma combined financial information should be read in conjunction with the Company’s Form 10-K for the year ended December 31, 2014.

The unaudited pro forma combined financial information is for informational purposes only and is not intended to represent or to be indicative of the combined results of operations or financial position that the Company would have reported had the acquisition of the Catarina Assets and the Palmetto Sale been completed as of the dates set forth in this unaudited pro forma combined financial information and should not be taken as indicative of the Company’s future combined results of operations or financial position.  The actual results may differ significantly from that reflected in the unaudited pro forma combined financial information for a number of reasons, including, but not limited to, differences in assumptions used to prepare the unaudited pro forma combined financial information and actual results.

Unaudited Pro Forma Combined

Balance Sheet as of December 31, 2014

(in thousands)

	Sanchez Historical	Palmetto Sale		Sanchez Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$473,714	$81,602	(a)	$555,316
Oil and natural gas receivables	69,795	—		69,795
Joint interest billings receivables	14,676	—		14,676
Accounts receivables - related entities	386	—		386
Fair value of derivative instruments	100,181	—		100,181
Deferred tax asset	—	—		—
Other current assets	23,002	—		23,002
Total current assets	681,754	81,602		763,356
Oil and natural gas properties, at cost, using full cost method:
Unproved oil and natural gas properties	385,827	—		385,827
Proved oil and natural gas properties	2,582,441	(83,975	)(b)	2,498,466
Total oil and natural gas properties	2,968,268	(83,975)		2,884,293
Less: accumulated depreciation, depletion, amortization and impairment	(706,590)	—		(706,590)
Total oil and natural gas properties, net	2,261,678	(83,975)		2,177,703
Other assets:
Debt issuance costs, net	48,168	—		48,168
Fair value of derivative instruments	24,024	—		24,024
Deferred tax asset	40,685	—		40,685
Investments	—	2,000	(a)	2,000
Other assets	19,101	—		19,101
Total other assets	131,978	2,000		133,978
Total assets	$3,075,410	$(373)		$3,075,037

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,487	$—		$29,487
Other payables	4,415	—		4,415
Accrued liabilities	229,888	—		229,888
Deferred tax liability	33,242	—		33,242
Other current liabilities	5,166	—		5,166
Total current liabilities	302,198	—		302,198
Long term debt, net of discount	1,746,263	—		1,746,263
Asset retirement obligations	25,694	(373	)(b)	25,321
Fair value of derivative instruments - long term	889	—		889
Other liabilities	779	—		779
Total liabilities	2,075,823	(373)		2,075,450
Commitments and contingencies
Stockholders’ equity:
Preferred stock	53	—		53
Common stock	586	—		586
Additional paid-in capital	1,064,667	—		1,064,667
Accumulated deficit	(65,719)	—		(65,719)
Total stockholders’ equity	999,587	—		999,587
Total liabilities and stockholders’ equity	$3,075,410	$(373)		$3,075,037

Unaudited Pro Forma Combined

Statement of Operations

For the Year Ended December 31, 2014

(in thousands)

	Sanchez Historical	Catarina Acquisition		Catarina Pro Forma Adjustments		Palmetto Sale		Pro Forma Adjustments		Sanchez Pro Forma Combined
REVENUES:
Oil sales	$538,887	$70,936		$—		$(40,053)		$—		$569,770
Natural gas liquid sales	66,989	47,954		—		(2,837)		—		112,106
Natural gas sales	60,188	40,450		—		(2,378)		—		98,260
Total revenues	666,064	159,340	(a)	—		(45,268	)(a)	—		780,136
OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	93,581	43,472	(b)	—		(4,395	)(b)	—		132,658
Production and ad valorem taxes	37,787	4,134	(c)	—		(3,163	)(c)	—		38,758
Depreciation, depletion, amortization and accretion	338,097	—		—		—		56,212	(d)	394,309
Impairment of oil and natural gas properties	213,821	—		—		—		(54,644	)(e)	159,177
General and administrative	63,692	—		—		—		—		63,692
Total operating costs and expenses	746,978	47,606		—		(7,558)		1,568		788,594
Operating income (loss)	(80,914)	111,734		—		(37,710)		(1,568)		(8,458)
Other income (expense):
Interest and other income	289	—		—		—		—		289
Interest expense	(89,800)	—		(16,735	)(f)	—		—		(106,535)
Net losses on commodity derivatives	137,205	—		—		—		—		137,205
Total other income (expense)	47,694	—		(16,735)		—		—		30,959
Income (loss) before income taxes	(33,220)	111,734		(16,735)		(37,710)		(1,568)		22,501
Income tax expense	(11,429)	—		—		—		19,172	(g)	7,743
Net income	(21,791)	111,734		(16,735)		(37,710)		(20,740)		14,758
Less:
Preferred stock dividends	(33,590)	—		—		—		—		(33,590)
Net income (loss) attributable to common stockholders	$(55,381)	$111,734		$(16,735)		$(37,710)		$(20,740)		$(18,832)

Net income (loss) per common share - basic and diluted	$(1.06)									$(0.36)
Weighted average number of shares	52,338									52,338

Notes to Unaudited Pro Forma

Combined Financial Information

Notes to the Unaudited Pro Forma Combined Balance Sheet

The unaudited pro forma combined balance sheet as of December 31, 2014, includes adjustments to reflect the following:

(a)         Represents the increase in cash and cash equivalents and investments resulting from consideration received related to the Palmetto Sale in 2015, including net cash proceeds as well as common units in the Partnership.

(b)         Represents the decrease in proved oil and natural gas properties and asset retirement obligations related to the Palmetto Sale in 2015.

Notes to the Unaudited Pro Forma Combined Statement of Operations

The unaudited pro forma combined statement of operations for the year ended December 31, 2014, includes adjustments to reflect the following:

(a)         Represents the changes in oil, natural gas liquids and natural gas sales resulting from the Catarina acquisition and the Palmetto Sale completed during 2014 and 2015, respectively.

(b)         Represents the changes in oil and natural gas production expenses resulting from the Catarina acquisition and the Palmetto Sale completed during 2014 and 2015, respectively.

(c)          Represents the changes in production taxes resulting from the Catarina acquisition and Palmetto Sale completed during 2014 and 2015, respectively.

(d)         Represents the changes in depreciation, depletion, amortization and accretion resulting from the Catarina acquisition and the Palmetto Sale completed during 2014 and 2015, respectively.

(e)          Represents the decrease in impairment of oil and natural gas properties related to the pro forma effects of combining the Company’s operations with the Catarina assets’ operations and removal of the Palmetto assets’ operations.

(f)           Represents the pro forma interest expense and amortization of debt issuance costs related to the issuance of the Notes to fund a portion of the Catarina acquisition during 2014.

(g)          Represents the incremental income tax expense related to the pro forma effects of combining the Company’s operations with the Catarina assets’ operations and removal of the Palmetto assets’ operations.

(h)         Represents the incremental income allocable to participating securities related to the pro forma effects of combining the Company’s operations with the Catarina assets’ operations and removal of the Palmetto assets’ operations.